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                                                                     EXHIBIT 5.1


                                  MINIMED INC.
                             12744 SAN FERNANDO ROAD
                                SYLMAR, CA 91342



                                                   April 23, 1998



MiniMed Inc.
12744 San Fernando Road
Sylmar, California  91342

Re:     MiniMed Inc. Registration Statement on Form S-8

Gentlemen:

        I am the Senior Vice President, General Counsel and Secretary of MiniMed Inc. a Delaware corporation (the "Company"), and am familiar with the preparation of the Post-Effective Amendment (the "Post-Effective Amendment") to the Company's Registration Statement on Form S-8, Registration Number 33-95630, such Post-Effective Amendment to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about April 23, 1998. The Post-Effective Amendment relates to the registration under the Securities Act of 1933, as amended (the "Act"), of up to an additional 1,000,000 shares (the "Shares") of the Company's Common Stock, par value of $.01 per share, which may be issued and sold from time to time to employees of the Company or its subsidiaries pursuant to the Company's 1994 Second Amended and Restated Stock Incentive Plan (the "Plan").

        In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Certificate of Incorporation and the By-Laws of the Company, each as amended to date, (ii) copies of certain resolutions of the Board of Directors of the Company relating to the authorization, issuance and sale of the Shares, the filing of the Post-Effective Amendment and any amendments supplements thereto and related matters, (iii) the Post-Effective Amendment, and (iv) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to as originals, the conformity to original documents of all documents submitted to as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which have not been independently established or verified, I have relied upon statements and representations of officers and other representations of the Company and others.


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statements and representations of officers and other representations of the
Company and others.



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April 23, 1998
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        I am admitted to the practice of law in the State of California and I express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America to the extent specifically referred to herein.

        Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan (including due payment of the purchase price consideration set forth therein), will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ Eric s. Kentor

                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary